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Exhibit 10.4


                                  MAY 2000

                            SHARE PURCHASE AGREEMENT

                                 BY AND BETWEEN

                  THE EXECUTORS OF THE UNITED KINGDOM ESTATE OF
                              ERIC HURST (DECEASED)
                                  ROBERT HURST
                                  EDWARD HURST
                                   LINDA HURST
                                  HEATHER HURST
                               FIRST COURT LIMITED
                                MAYGARDEN LIMITED

           THE TEMPORARY ADMINISTRATOR OF THE UNITED STATES ESTATE OF
                              ERIC HURST (DECEASED)

                              MTL ACQUISITION CORP.














                             WEIL, GOTSHAL & MANGES



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                                TABLE OF CONTENTS

                                                                            Page

 1     CERTAIN DEFINITIONS ..............................................    1
 2     SALE OF SHARES AND RELATED MATTERS ...............................    6
 3     THE CLOSING ......................................................    7
 4     REPRESENTATIONS AND WARRANTIES OF SELLERS ........................    9
 5     REPRESENTATIONS AND WARRANTIES OF SECURITY VILLAGE AND
       BUYER ............................................................   17
 6     COVENANTS OF THE PARTIES .........................................   18
 7     CONDITIONS TO SELLERS' OBLIGATIONS ...............................   22
 8     CONDITIONS TO BUYER'S OBLIGATIONS ................................   23
 9     INDEMNIFICATION AND RELATED MATTERS ..............................   24
10     TERMINATION AND ABANDONMENT ......................................   26
11     MISCELLANEOUS PROVISIONS .........................................   27
ANNEX A - Opinion of Schiffman, Berger, Kaufman and Ritter ..............   33
ANNEX B - Officer's Certificate of Buyer ................................   41
ANNEX C - Seller's Certificate ..........................................   42
ANNEX D - Schedule of Incentive Payments ................................   43
ANNEX E - Tax and Indemnity Deed ........................................   45
ANNEX F - Working Capital Calculation ...................................   56


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This Share Purchase Agreement (the "AGREEMENT") is entered into as of __ May,
2000, by and between Stuart Lyons and Rimma Hurst (as co-executors of the United Kingdom estate of Eric Hurst (deceased)), Robert Hurst, Edward Hurst, Linda Hurst, Heather Hurst, First Court Limited and Maygarden Limited (collectively, "TIMESMASTER HOLDERS"), Rimma Hurst (as Temporary Administrator of the United States estate of Eric Hurst (deceased)) ("HURST") and MTL Acquisition Corp., a Delaware corporation ("BUYER"). Timesmaster Holders and Hurst are collectively referred to as "Sellers."

WHEREAS:

(A) Timesmaster Holders, collectively, are the beneficial and record owners of 15,110 ordinary shares (the "TIMESMASTER SHARES") of Timesmaster Limited, an English limited company (the "COMPANY"), constituting all of the issued share capital of the Company.

(B) The Company is the beneficial and record owner of all of the issued share capital of LWG Holdings Limited, an English limited company ("LWG"), which is the beneficial and record owner of all of the issued and outstanding shares of capital stock of Griptight Holdings, Inc., a New Jersey corporation ("GRIPTIGHT").

(C) Griptight is the beneficial and record owner of eight (8) shares of common stock, no par value per share (the "GRIPTIGHT SHARES"), of Monital Signal Corporation, a New York corporation ("MONITAL"), constituting 80% of the issued and outstanding shares of capital stock of Monital.

(D) Hurst is the beneficial and record owner of two (2) shares of common stock, no par value per share of Monital (the "HURST SHARES") constituting 20% of the issued and outstanding shares of capital stock of Monital. The Hurst Shares and the Timesmaster Shares are hereinafter referred to as the "SHARES".

(E) Sellers desire to sell to Buyer, and Buyer wishes to purchase from Sellers, the Shares for the Purchase Price upon the terms and conditions set forth in this Agreement.

Certain terms used in this Agreement are defined in Article I.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1    CERTAIN DEFINITIONS

"AFFILIATE" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the United States Securities and Exchange Act of 1934, as amended.

"AGREEMENT" has the meaning ascribed to it in the Preamble hereto.

"BASKET" has the meaning ascribed to such term in Section 9.3(a) hereof.

"BUSINESS DAY" means any day on which banks are open for business in London, England and New York City.

"BUYER" has the meaning assigned to it in the Preamble hereto.

"BUYER GROUP" means Buyer and Buyer's Affiliates and their respective successors and assigns.

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"BUYER INDEMNIFIED PARTIES" has the meaning ascribed to such term in Section
9.1(a) hereof.

"CLAIM NOTICE" has the meaning ascribed to such term in Section 9.4(a) hereof.

"CLOSING" means the closing of the transactions contemplated by this Agreement.

"CLOSING DATE" means the date on which the Closing actually occurs and the transactions contemplated hereby become effective.

"CLOSING DATE BALANCE SHEET" means the balance sheet of Monital as of the Closing Date, prepared on the same basis as used in the calculation entitled "Working Capital Adjustment" attached as Annex F.

"CODE" means the United States Internal Revenue Code of 1986, as amended.

"COMPANY" has the meaning ascribed to it in the Preamble hereto.

"COMPANY SUBSIDIARY" means any subsidiary of the Company or any subsidiary of such subsidiary.

"CONFIDENTIALITY AGREEMENT" means the Confidentiality Agreement, dated 20 August, 1999, and as amended, between SecureTech Partners LLC and Nomura International PLC, on behalf of Security Village.com Inc.

"CONSENT" means a consent, waiver, approval, authorisation or permit.

"CONTRACT" means any of the items referred to in sections (a) through (g) of
Section 4.10 hereof.

"DISCLOSURE SCHEDULE" means the Disclosure Schedule dated the date hereof delivered by Sellers to Buyer.

"ERISA" means the United States Employee Retirement Income Security Act of 1974, as amended.


"ENCUMBRANCE" means a claim, lien, encumbrance, easement, security interest, third-party rights, charge or restriction on transfer of any nature whatsoever.

"ENVIRONMENTAL LAWS" means all applicable United States federal, state or local or foreign laws, rules, statutes, regulations, codes, ordinances, orders, decrees, directives, all common law decisions and any other applicable legally binding requirement of any Governmental Entity, in each case as in effect on the Closing Date, relating to pollution or protection of the environment, including without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Clean Water Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Toxic Substance and Control Act, the Safe Water Drinking and Toxic Enforcement Act of 1986 and the Occupational Safety and Health Act (but only to the extent it regulates occupational exposure to Hazardous Materials) and similar state and local laws.

"ESCROW AGENT" means Schiffman, Berger, Abraham, Kaufman & Ritter, P.C., United States counsel to Sellers, or any other person designated by Sellers pursuant to the Escrow Agreement and reasonably acceptable to Buyer.

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"ESCROW AGREEMENT" means the Escrow Agreement, dated as of 22 November, 1999, among the Sellers, Security Village.com Inc. and the Escrow Agent, which governs the custody of the Escrow Deposit.

"ESCROW DEPOSIT" means the U.S.$100,000 deposited by Buyer with Escrow Agent, together with any interest or other amounts earned thereon, pursuant to the terms of the Escrow Agreement.


"FACILITIES" shall mean all buildings and improvements on the Property.


"FINANCIAL STATEMENTS" means the (x) audited balance sheets of LWG, Griptight and Monital and the related statements of earnings, retained earnings and cash flows (including any related notes) as of and for the fiscal year ended 31 March 1999 and (y) the unaudited balance sheet of Monital as of 31 March 2000.

"GAAP" means generally accepted accounting principles in the United Kingdom or the United States, as the case may be, as of the date hereof applied on a consistent basis during the periods involved.

"GOVERNMENTAL ENTITY" means a governmental or regulatory authority, agency or commission, including courts of competent jurisdiction, domestic or foreign.

"GRIPTIGHT" has the meaning ascribed to it in the Recitals hereto.

"GRIPTIGHT SHARES" has the meaning ascribed to it in the Recitals hereto.

"HAZARDOUS MATERIALS" means any substance, material or waste that is regulated, identified or classified as "HAZARDOUS" "TOXIC", a "POLLUTANT", "CONTAMINANT" or words of similar meaning under any Environmental Law, including, without limitation, petroleum (including crude oil or any fraction thereof), polychlorinated biphenyls and asbestos.

"HURST" has the meaning ascribed to it in the Preamble hereto.

"HURST SHARES" has the meaning ascribed to it in the Recitals hereto.

"INCENTIVE PAYMENT AMOUNT" means the sum of US$1,126,864.

"IRS" means the United States Internal Revenue Service.

"ISRA" means the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K-6, et seq.

"INDEMNIFIED PARTY" has the meaning ascribed to such term in Section 9.4(a) hereto.

"INDEMNIFYING PARTY" has the meaning ascribed to such term in Section 9.4(a) hereto.

"INSURANCE POLICIES" means all insurance policies with respect to the property, assets, operations and business of the Company and any Company Subsidiaries, whether purchased directly by or on behalf of the Company and any Company Subsidiaries.

"INTELLECTUAL PROPERTY RIGHTS" means, wherever existing in the world, (i) patents, whether in the form of utility patents or design patents, and all pending applications for registration thereof, (ii) trademarks, trade names, service marks, domain names, designs, logos, trade dress and trade styles, whether or not registered, and all pending applications for registration thereof, (iii) copyrights, whether or not registered, and all pending applications for registration thereof, (iv)

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know-how, inventions, research records, trade secrets, confidential information, product designs, engineering specifications and drawings, technical information, formulae, customer lists, supplier lists and market analyses, (v) computer software and programmes, including, without limitation, computer programmes embedded in semiconductor chips or otherwise embodied, and related flow charts, programmer notes, documentation, updates and data, whether in object or source code form, and (vi) all other similar intellectual property rights, whether or not registered.

"KNOWLEDGE" as applied herein to Sellers means such knowledge as any Seller would have had had he made reasonable enquiry of Ray Sacks and Bob Heintz. "KNOWLEDGE" as applied to a corporation means actual knowledge of an executive officer (Vice President or higher) or of a member of the Board of Directors.

"LWG" has the meaning ascribed to such term in the Recitals.

"LWG Holdback" means the sum of $80,000 to be held back from the Purchase Price on the terms set out in the Tax and Indemnity Deed.

"LOSSES" has the meaning ascribed to such term in Section 9.1(a) hereof.

"MAYGARDEN SETTLEMENT" means the settlement dated 21 January 1986 between Penelope Jane Hart Carrega (formerly Gancikov ) and Rothschild Trust Guernsey Limited (formerly Rothschild Trust Company (C.I.) Limited )(as amended).

"MONITAL" has the meaning ascribed to it in the Recitals.

"NOTICE PERIOD" has the meaning ascribed to such term in Section 9.4(a) hereof.

"OBLIGATION" means an indenture, mortgage, note, bond, licence, government registration, contract, lease, agreement or other instrument or obligation.

"ORDER" means an order, writ, judgment, injunction, decree, statute, ordinance, rule or regulation.

"PBGC" means the United States Pension Benefit Guaranty Corporation.

"PERSON" means any individual, corporation, limited liability company, partnership, trust or other entity of whatever nature.

"PLAN" means each "EMPLOYEE BENEFIT PLAN" as such term is defined in Section 3(3) of ERISA, as amended, and any severance, bonus or other incentive compensation, deferred compensation, relocation, tuition assistance, stock purchase, stock option or award, vacation or disability plans, programmes or policies, whether written or otherwise, that the Company or any of the Company Subsidiaries maintains or contributes to on behalf of its current or former employees for which the Company or any Company Subsidiary has any potential liability.

"PROPERTY" shall mean all real property leased or owned by, or otherwise used in the conduct of the business of, the Company or any Company Subsidiary, either currently or in the past.

"PURCHASE PRICE" means U.S.$10,988,825. A portion of the Purchase Price will be satisfied by payment to Sellers of the Escrow Deposit.

"SECURITIES ACT" means the United States Securities Act of 1933, as amended.

"SELLERS" has the meaning ascribed to it in the Preamble hereto.

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"SHARES" has the meaning ascribed to it in the Recitals hereto.

"SUBSIDIARY" means any corporation, association or other business entity of which more than 50% of the total voting power of stock entitled to vote in the election of directors or managers thereof is at the time owned or controlled, directly or indirectly, by such Person.

"TAX AND INDEMNITY DEED" means the Tax and Indemnity Deed in the agreed form annexed hereto as Exhibit E, to be entered into by Sellers (other than Hurst) and Buyer, in relation to tax, real estate and other liabilities relating to Timesmaster and LWG.

"TIMESMASTER HOLDERS" has the meaning ascribed to such term in the Preamble hereto.

"TIMESMASTER SHARES" has the meaning ascribed to it in the Recitals hereto.

"TRANSACTION DOCUMENTS" means (i) this Agreement, (ii) the Escrow Agreement,
(iii) the Tax and Indemnity Deed, (iv) the Confidentiality Agreement as made a part hereof and (v) any other agreement or certificate executed by any Seller or Buyer in connection with the transactions contemplated herein.

"WORKING CAPITAL" shall mean the difference between the Total Current Assets and the Total Current Liabilities of Monital, calculated on the same basis as used in the calculation entitled "Working Capital Adjustment" attached as Annex F.

"WORKING CAPITAL DIFFERENTIAL" shall mean the differential between a negative Working Capital of US$1,104,105 and the Working Capital at the close of business in New York on the Closing Date as reflected in the Closing Date Balance Sheet.

2    SALE OF SHARES AND RELATED MATTERS

2.1 THE SALE Upon the terms and subject to the conditions of this Agreement, at the Closing, Sellers will sell, assign, transfer and deliver to Buyer with (in the case of the Timesmaster Shares), full title guarantee, and Buyer will purchase from Sellers, the Shares.

2.2 PURCHASE PRICE In consideration of the aforesaid sale, assignment, transfer and delivery of the Shares at the Closing, Buyer will pay or cause to be paid to the Escrow Agent on behalf of the Sellers (whose receipt shall be a valid release of the Buyer from the provisions of this Section), in immediately available funds, the cash Purchase Price less the amount of the Escrow Deposit.

2.3  PURCHASE PRICE ADJUSTMENT

(a) No later than sixty (60) calendar days following the Closing, Sellers shall prepare the Closing Date Balance Sheet and calculate the Working Capital Differential and shall deliver same to Buyer. Buyer shall deliver to Sellers its written acceptance or rejection of the submission within ten
     (10) calendar days after receipt from Sellers and a failure to provide notice shall be deemed an acceptance. If the parties are unable to agree on adjustments to the Closing Date Balance Sheet within an additional five (5) calendar days, then the open issue or issues shall be submitted to binding arbitration by a disinterested Certified Public Accountant mutually selected by the parties. If the parties are unable to agree upon an arbitrator within an additional five (5) calendar days, then either party may apply to a Judge of a Superior Court of New Jersey, Monmouth County, for the selection of a qualified Certified Public Accountant to serve as arbitrator. The arbitrator shall have free access to all pertinent records maintained by Buyer and Sellers

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     and shall issue a written decision within thirty (30) days of his or her appointment conclusively establishing the Closing Date Balance Sheet and the Working Capital Differential.

(B) If the Working Capital Differential reflects a decrease in Working Capital exceeding US$10,000, then Sellers shall within 2 business days after final resolution of the Working Capital Differential pay Buyer the amount of the Working Capital Differential. If the Working Capital Differential reflects a decrease in Working Capital of US$10,000 or less, no payment shall be due from the Sellers to the Buyer.

(C) If the Working Capital Differential reflects an increase in Working Capital exceeding US$10,000, then Buyer shall within 2 business days after final resolution of the Working Capital Differential pay to Sellers (care of their attorney's bank account details of which are set out in section 3.3) the amount of the Working Capital Differential, up to a maximum of US$160,000. If the Working Capital Differential reflects an increase in Working Capital of US$10,000 or less, no payment shall be due from the Buyer to the Sellers.

(D)  All deliveries pursuant to this Section 2.3 shall be in accordance with
     Section 11.5.

3    THE CLOSING

3.1  TIME AND PLACE OF CLOSING   Upon the terms and subject to the conditions
contained in this Agreement, the Closing will take place at the offices of Weil, Gotshal & Manges, One South Place, London EC2M 2WG immediately following satisfaction or waiver of all conditions set forth in Articles 7 and 8 hereof.

3.2 DELIVERIES BY SELLERS   At the Closing, Sellers will deliver or cause to be
delivered the following to Buyer:

(A) Certificates representing the Shares accompanied by duly executed instruments of transfer from each Seller in the name of Buyer or its nominee.

(B) The resignations (including releases of liability) of all members of the Board of Directors of the Company and each Company Subsidiary.

(C)  The certificate contemplated by Section 8.4 hereof in the form of Annex C.

(D) A copy of the resolutions of the board of directors of the Company authorising the execution, delivery and performance of this Agreement, together with a copy of a board minute of the Company authorising registration of the Buyer as holder of the Timesmaster Shares.

(E) Certificates of good standing, or the functional equivalent thereof, of the Company and each Company Subsidiary from the appropriate governmental office of each jurisdiction of organisation, and each jurisdiction where qualified to conduct business, dated not more than thirty (30) days prior to the Closing.

(F) An Opinion of Schiffman, Berger, Abraham, Kaufman & Ritter, P.C., United States counsel to Sellers, addressed to Buyer and dated the Closing Date, substantially in the forms attached hereto as Annex A.

(G) THE Tax and Indemnity Deed in the form of Annex E, duly executed by each Seller.

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(H)  The duly executed release of all charges to which the assets of the Company or any Company Subsidiary are subject and of all guarantees given by the Company or any Company Subsidiary, including without limitation the deed of negative pledge in favour of Lloyds Bank Plc entered into by LWG on 11 July 1985.

(I) Written confirmation by R. Sacks, G. Steinmetz, R. Heintz, Ann Chapman and Craig Sacks that transactions contemplated herein do not trigger change of control provisions in their contracts and releases of any obligation of Monital to make any payment in respect of any future change of control.

(J) The duly executed release by each of the Sellers releasing the Company and each Company Subsidiary from all and any claims which Sellers may have against any such Company other than claims and liabilities arising pursuant to this agreement.

(K) Such other documents reasonably necessary or appropriate to give full force and effect to this Agreement as Buyer may request not less than five (5) business days prior to the Closing.

3.3  DELIVERIES BY BUYER   At the Closing, Buyer will deliver or cause to be
delivered the following to Sellers:

(A) The Purchase Price in immediately available funds (which Buyer authorises Weil, Gotshal & Manges LLP to pay on its behalf) to the Sellers, care of their attorney's bank account, details of which are as follows:

     Schiffman, Berger, Abraham, Kaufman & Ritter, P.C.

     Account No.       021201383 5150004147

     Bank:             Valley National Bank
                       Three University Plaza
                       Hackensack, New Jersey 07602

     Routing Number    021201383
     (ABA Number)

(B)  The certificate contemplated by Section 7.4 hereof.

(C) A copy of the resolutions of the board of directors of Buyer authorising the execution, delivery and performance of this Agreement, and a certificate of the secretary or assistant secretary of Buyer, dated as of the Closing Date, to the effect that such resolutions were duly adopted and are in full force and effect.

(D)  The Tax and Indemnity Deed duly executed by Buyer.

(E) Such other documents reasonably necessary or appropriate to give full force and effect to this Agreement as Buyer may request not less than five (5) business days prior to the Closing.

3.4 INCENTIVE PAYMENTS At Closing, Buyer will pay (and authorises Weil, Gotshal & Manges LLP to pay on its behalf) to the Escrow Agent the Incentive Payment Amount and Buyer and Sellers hereby authorise the Escrow Agent to apply the Incentive Payment Amount on behalf of Monital immediately after Closing in making incentive payments to Raymond Sacks and other employees of Monital in accordance with the schedule at Annex D, which payments Sellers warrant shall be in full and final settlement of all claims by employees of Monital against Monital

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in respect of the sale of the Shares and any subsequent change of control of
Griptight or Monital, direct or indirect.

3.5 DEBT REPAYMENTS At Closing, Buyer will pay (and authorises Weil, Gotshal & Manges LLP to pay on its behalf) to the Escrow Agent the sum of US$224,311 and Buyers and Sellers hereby authorize and instruct the Escrow Agent to pay such amount to Lewis Woolf Griptight Limited, on behalf of Griptight as to US$68,765 and on behalf of LWG as to US$155,546, which Sellers warrant will be in full and final satisfaction of all and any liabilities Griptight or LWG to Lewis Woolf Griptight Limited.

For the avoidance of doubt, (i) the repayment of the intercompany loan outstanding at Closing from Griptight to Lewis Woolf Griptight Limited will be funded by an intercompany loan from the Buyer to LWG and a capital contribution in similar amount by LWG to Griptight; and (ii) the repayment of the intercompany loan outstanding at Closing from LWG to Lewis Woolf Griptight Limited will be funded by an intercompany loan from the Buyer to LWG. Buyer confirms these arrangements will not result in any liability to Griptight.

4    REPRESENTATIONS AND WARRANTIES OF SELLERS

Subject to Section 4.27, Sellers hereby jointly and severally represent and warrant to Buyer as follows:

4.1 CORPORATE ORGANISATION; Etc The Company is a limited company duly incorporated, validly existing and in good standing under the laws of England. The Company has all requisite corporate power and authority to conduct its business as it is now being conducted and to own, lease and operate its property and assets. True and complete copies of the Memorandum and Articles of Association of the Company have been heretofore delivered to Buyer. To the knowledge of the Sellers all other copies of documents supplied to Buyer are in all material respects true and complete copies of the original documents they represent.

4.2 CAPITALISATION OF THE COMPANY The authorised capital stock of the Company consists of 20,000 ordinary shares of (pound)0.05 each, of which the Timesmaster Shares are the only shares issued and outstanding as of date hereof. Timesmaster Holders are the record and beneficial owners of the Timesmaster Shares, and each of the Timesmaster Holders has good and valid title to his or her Timesmaster Shares, free and clear of all Encumbrances. All of the Timesmaster Shares are duly authorised, validly issued, fully paid and non-assessable and were not issued in violation of any pre-emptive rights. Except as set forth in Schedule
4.2 of the Disclosure Schedule, there are no outstanding (a) securities convertible into or exchangeable for the capital stock of the Company, (b) options, warrants or other rights to purchase or subscribe for capital stock of the Company or (c) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance of any capital stock of the Company, any such convertible or exchangeable securities or any such options, warrants or rights, pursuant to which, in any of the foregoing cases, the Company is subject or bound. The consummation of the transactions contemplated hereby will convey to Buyer good and valid title to the Shares, free and clear of all proxies, voting agreements and other Encumbrances.

4.3 COMPANY SUBSIDIARIES Each Company Subsidiary is listed in Schedule 4.3 of the Disclosure Schedule together with its jurisdiction of incorporation or organisation and the percentage interest held directly or indirectly by the Company. All issued and outstanding capital stock or membership interest of each Company Subsidiary is validly issued, fully paid and non-assessable, and, except as set forth in Schedule 4.3 of the Disclosure Schedule, is owned directly or indirectly by the Company free and clear of all Encumbrances. There are no outstanding (a) securities convertible into or exchangeable for the capital stock or membership interest of any

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Company Subsidiary, (b) options, warrants or other rights to purchase or subscribe for capital stock or membership interest of any Company Subsidiary or
(c) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance of any capital stock or membership interest of any of the Company Subsidiaries, any such convertible or exchangeable securities or membership interest or any such options, warrants or rights pursuant to which, in any of the foregoing cases, the Company or Company Subsidiaries are subject or bound. Each Company Subsidiary is a duly organised and validly existing corporation or limited liability company or other entity in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own its properties and carry on its business as presently conducted. Except as set forth on Schedule 4.3 as to Monital, each Company Subsidiary is qualified or licensed to do business as a foreign corporation or to act as a provincial corporation in each jurisdiction wherein the nature of its activities or its properties owned or leased makes such qualification necessary, except where the failure to be so qualified or licensed would not have a material adverse effect on its business. True and complete copies of the Memorandum and Articles of Association or the Certificate of Incorporation and By-Laws (or comparable organisational documents) of each Company Subsidiary, as presently in effect, have been heretofore delivered to Buyer.

4.4 AUTHORITY RELATIVE TO THIS AGREEMENT AND THE TRANSACTION DOCUMENTS Each Seller has all requisite authority and power to execute and deliver this Agreement and each Transaction Document to which any Seller is a party and to consummate the transactions contemplated hereby or thereby. The execution and delivery of this Agreement and each Transaction Document to which any Seller is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorised by all required action and no other proceedings on the part of any Seller is necessary to authorise this Agreement or any Transaction Document to which any Seller is a party, or to consummate the transactions contemplated hereby and thereby. This Agreement and each Transaction Document to which any Seller is a party has been duly and validly executed and delivered by such Seller and, assuming this Agreement and the Transaction Documents have been duly authorised, executed and delivered by Buyer, constitutes a valid and binding agreement of such Seller, enforceable against such Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganisation, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

4.5 CONSENTS AND APPROVALS; NO VIOLATIONS Except as set forth in Schedule 4.5 of the Disclosure Schedule, neither the execution and delivery of this Agreement or any of the Transaction Documents to which any Seller is a party nor any Seller's consummation of the transactions contemplated hereby or thereby will (a) conflict with or violate any provision of the Certificate or Articles of Incorporation or By-Laws (or other comparable governing documents) of the Company or any Company Subsidiary, (b) require any material Consent of, or filing with or notification to, any Governmental Entity, except such as shall have been lawfully and validly obtained prior to the Closing, (c) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration of any obligation to repay), including, without limitation, under any provision relating to changes of control, under any of the terms, conditions or provisions of any material Obligation to which any Seller, the Company or any Company Subsidiary is a party or by which any Seller, the Company or any Company Subsidiary or any of their respective property or assets may be bound except such violations, breaches and defaults as to which requisite waivers or consents have been, or will be prior to the Closing, obtained, (d) violate any material Order of any Governmental Entity applicable to any Seller, the Company or any Company Subsidiary or

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(e) result in the creation of any Encumbrance against or with respect to the
Shares or any assets of the Company or any Company Subsidiary.

4.6 FINANCIAL STATEMENTS Schedule 4.6 of the Disclosure Schedule sets forth the Financial Statements. The Financial Statements present fairly the financial position and earnings and cash flows of LWG, Griptight and Monital, in each case as of the dates or for the periods presented therein in conformity with GAAP, except as otherwise noted therein.

4.7 ABSENCE OF CERTAIN CHANGES Except as set forth in Schedule 4.7 of the Disclosure Schedule, since 31 December 1999, neither the Company nor any Company Subsidiary has (a) suffered any material adverse change in its business, operations or financial position, (b) (to the best of the knowledge of the Shareholders) suffered any material damage, destruction or loss, whether covered by insurance or not, to its properties, assets or business, (c) (to the best of the knowledge of the Shareholders) conducted its business in any material respect not in the ordinary and usual course consistent with past practice, except pursuant to the terms of this Agreement or any of the Transaction Documents, (d) changed in any material respect any accounting principle or policy, (e) except in the ordinary course of business consistent with past practice, sold, transferred or otherwise disposed of, any of its material properties or assets, (f) made any loan to or entered into any other transaction with, any of its consultants or agents, directors or officers or its stockholders, (g) made any material capital expenditures other than in the ordinary course of business consistent with past practice, (h) sold any of its inventory other than in the ordinary course of business consistent with past practice, (i) made any payments to Affiliates other than in the ordinary course of business, (j) made any declaration, setting aside or payment of any dividend or other distribution in respect of its capital stock or membership interest, as applicable, any direct or indirect redemption, retirement, purchase or other acquisition by it of any shares of its capital stock, (k) incurred any indebtedness for borrowed money, (l) made any change in existing credit arrangements with any bank or other institution, (m) entered into or assumed any contract, agreement, arrangement, lease (as lessor or lessee), licence or other commitment, whether written or oral, involving more than U.S.$25,000 in each instance, except in the ordinary course of business, (n) made any payment of, or commitment to pay, any severance or termination pay to any officer, director or consultant that is a natural person or stockholder, (o) discharged or satisfied any material Encumbrance or paid any liability, except in the ordinary course of business, (p) cancelled or compromised any debts owed to it or known claims against others exceeding U.S.$25,000 in the aggregate, other than in the ordinary course of business or (q) made any sale, transfer or grant of any Intellectual Property Rights other than in the ordinary course of business.

4.8  NO UNDISCLOSED LIABILITIES

(a) Neither the Company nor any Company Subsidiary has any liability (whether accrued, absolute, contingent or otherwise and whether known or unknown) other than liabilities (a) of a nature not required to be disclosed or reflected in a balance sheet prepared in accordance with GAAP or the notes thereto, (b) reflected or reserved against (to the extent of the reserves therefor) in the Financial Statements (or, to the extent expressly quantified therein, in the notes thereto), (c) incurred or arising in the ordinary course of business since 31 December 1999, (d) relating to subscriber monitoring contracts or (e) with respect to the matters described in the Disclosure Schedule (including, without limitation, Schedule 4.8 thereof).

(b) Without prejudice to the generality of Section 4.8(a), no Company Subsidiary other than Monital has any indebtedness other than the sums of US$68,765 owed by Griptight to Lewis Woolf Griptight Limited and the sum of US$155,546 owed by LWG to Lewis Woolf Griptight Limited.

4.9 COMPLIANCE WITH LAW; GOVERNMENTAL AUTHORISATIONS Except as set forth in
Schedule 4.9 of the Disclosure Schedule, each Seller, the Company and any Company Subsidiary has complied and is currently in compliance with all applicable material Orders of any Governmental Entity in all material respects. Except as set forth in Schedule 4.9 of the Disclosure Schedule, the Company and each Company Subsidiary has all material governmental licences and permits necessary to conduct itself in the ordinary course of business. Each of the Company and any Company Subsidiary has obtained each United States federal, state, county, local or foreign governmental consent, licence, permit, grant, or other authorisation of a Governmental Entity (i) pursuant to which such company currently operates or holds any interest in any of its properties or (ii) that is required for the operation of such company's business or the holding of any such interest ((i) and (ii) herein collectively called "Authorisations"), and all of such Authorisations are in full force and effect.

4.10 CONTRACTS AND COMMITMENTS Schedule 4.10 of the Disclosure Schedule sets forth a complete list of all (a) collective bargaining agreements to which the Company or each Company Subsidiary are a party, (b) agreements which require aggregate future payments by or to the Company or any Company Subsidiary of more than U.S.$25,000 which are not terminable by such entity on less than ninety
(90) days' notice without penalty, (c) agreements containing covenants limiting the freedom of the Company or any Company Subsidiary to compete with any person in any line of business or in any area or territory, (d) licence agreements with respect to the Intellectual Property Rights, (e) indentures, mortgages and notes or other debt instruments evidencing indebtedness of the Company or any Company Subsidiary involving more than U.S.$25,000 in each instance, (f) leases for real property to which the Company or any Company Subsidiary is a party and (g) agreements to which the Company or any Company Subsidiary is a party under which it has advanced or loaned any amount to any of its directors or officers. Except as set forth in Schedule 4.10 of the Disclosure Schedule, all of the Contracts are in full force and effect and, as to each Contract, there does not exist thereunder any material default on the part of the Company or any Company Subsidiary, or to the best of any Seller's knowledge, any other party thereto.
Schedule 4.10 of the Disclosure Schedule lists all Contracts that require a novation or consent to assignment, as the case may be, prior to the Closing Date as a result of the transactions contemplated hereby in order for such Contracts to continue in full force and effect following the Closing.

4.11 LITIGATION Except as set forth in Schedule 4.11 of the Disclosure Schedule, as of the date hereof, there is no material action, suit or proceeding pending or, to the knowledge of any Seller, threatened, or unserved against either the Company or any Company Subsidiary.


4.12 TAXES. Each of the Company and each Company Subsidiary, and any consolidated, combined, unitary or aggregate group for Tax (as defined below) for the purposes of which any of the Company or any Company Subsidiary is or has been a member ("Tax Group"), has timely filed all material Tax Returns required to be filed by it and has paid all Taxes shown thereon to be due. Such Tax Returns are true, correct and complete in all material respects. There is (i) no material claim for Taxes being asserted against the Company or any Company Subsidiary, (ii) no audit of any Tax Return of the Company or any Company Subsidiary being conducted by a Tax Authority, (iii) no extension of the statute of limitations on the assessment of any Taxes granted by the Company or any Company Subsidiary currently in effect, (iv) no agreement, contract or arrangement to which the Company or any Company Subsidiary is a party that would result in the payment of any amount that would not be deductible by reason of
Section 280G of the Code and (v) no material unpaid Tax for which the Company or any of the Company Subsidiaries could be held liable as a transferee of any other contributed assets. Neither the Company nor any Company Subsidiary is a party to any Tax sharing or Tax allocation agreement and neither does the Company nor any of the Company Subsidiaries has any liability or potential liability to another party under any such agreement. Neither the Company nor any Company Subsidiary has ever been a member of a consolidated, combined or unitary group for United States or English Tax purposes, except that Monital and Griptight have at all times filed consolidated tax returns. None of the Tax Returns of Griptight or Monital have ever been audited by any Tax Authority. For purposes of this Agreement, the following terms have the following meanings: "TAX" (and, with correlative meaning, "TAXES" and "TAXABLE") means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, capital, transfer, franchise, profits, licence, withholding, payroll, employment, social security, registration, excise, severance, stamp, occupation, Pension Benefit Guaranty Corporation, premiums, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental entity (a "TAX AUTHORITY") responsible for the imposition of any such Tax either in the United States or in any non-United States jurisdiction, including (but not limited to) England, (ii) any liability for the payment of any amounts of the type described in section (i) above as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period and (iii) any liability for the payment of any amounts of the type described in sections (i) or (ii) above as a result of being a transferee of or successor to any person or as a result of any express or implied obligation to indemnify any other person. As used herein, "TAX RETURN" shall mean any return, statement, report or form (including, without limitation, estimated tax returns and reports, withholding tax returns and reports and information reports and returns) required to be filed with respect to Taxes.


4.13 EMPLOYEE BENEFIT PLANS; ERISA

(a) Schedule 4.13 of the Disclosure Schedule contains a complete list of all Plans for the Company's U.S. Subsidiaries (the "US PLANS"). With respect to each U.S. Plan, Sellers have heretofore delivered or made available to Buyer, to the extent applicable: (i) true and complete copies of each U.S. Plan (including all amendments), (ii) complete copies of the most recent Form 5500 filed for the past three (3) years with respect to each U.S. Plan with the IRS and (iii) copies of the most recent IRS determination letters issued with respect to each U.S. Plan. None of the U.S. Plans is a multi-employer plan within the meaning of Section 3(37) of ERISA.

(b) Except as set forth in Schedule 4.13 of the Disclosure Schedule: (i) there have been no non-exempt prohibited transactions within the meaning of
     Section 406 of ERISA, or Section 4975 of the Code with respect to any of the U.S. Plans; (ii) there is no outstanding liability under Title IV of ERISA with respect to any of the U.S. Plans other than for payment of premiums to the PBGC (which have been paid when due) or contributions not yet due; (iii) the PBGC has not instituted proceedings to terminate any of the U.S. Plans; (iv) each of the U.S. Plans has been operated and administered in accordance with its terms and applicable laws except for any failures that would not result in a liability (including any Tax or penalty under ERISA, the Code or any foreign law, the cost to correct such failure and reasonable professional fees) material to the relevant U.S. Plan; (v) there are no unfunded benefit liabilities within the meaning of
     Section 4001(a)(18) of ERISA with respect to any defined benefit plan maintained by the Company or any Company Subsidiary, as determined under the actuarial assumptions used in the most recent valuation report for the U.S. Plan; (vi) neither the Company nor any Company Subsidiary has taken any actions to terminate any Plan for which there is any outstanding liability; and (vii) the Company and the Company Subsidiaries have made or properly accrued on the books and records (as of the end of the month prior to the Closing Date) of the Company and the Company Subsidiaries all contributions (including periodic instalments) required by law or contract to be made to any U.S. Plan;

(c) The Company, LWG and Griptight have no Plans of any type. None of the Monital Plans is maintained outside the United States or covers employees employed outside the United States.

(d) Neither the Company, LWG nor Griptight has any liability, actual or contingent, to make any payment to any person arising out of or in respect of or in connection with any employment or alleged employment of any person by either of them, except as set forth on Schedule 4.13.

4.14 TITLE TO PROPERTIES Schedule 4.14 lists all real property owned or leased by the Company or any Company Subsidiary. The Company and all Company Subsidiaries have good, valid and, in the case of real property, marketable fee simple title to all of the assets and properties which it owns and which are reflected on the Financial Statements (except for assets and properties sold, consumed or otherwise disposed of by Company or any Company Subsidiary in the ordinary course of business since 29 February 2000, which are sold or disposed of on or prior to the Closing). Such assets and properties are owned free and clear of all Encumbrances, except for (i) Encumbrances listed in Schedule 4.14 of the Disclosure Schedule, (ii) liens for current Taxes not yet due and payable or for Taxes the validity of which is being contested in good faith, (iii) mechanics', materialmens' and other Encumbrances which have arisen in the ordinary course of business and which, in the case of such other Encumbrances, are not material in the aggregate, (iv) zoning, entitlement, building and other land use and environmental regulations by any Governmental Entity, provided that such regulations have not been materially violated and (v) such other imperfections in title, including Encumbrances that do not materially interfere with the present use or marketability of any assets or property subject thereto or affected thereby, including all matters reflected on the policy of title insurance and the survey annexed to Schedule 4.14 respecting the real property owned by Monital (and Buyer agrees to accept title to said real property subject to all facts disclosed on said policy of title insurance).

4.15 INTELLECTUAL PROPERTY RIGHTS Schedule 4.15 of the Disclosure Schedule sets forth (i) a list of the Intellectual Property Rights and (ii) the owner or licensor and any licensee of the Intellectual Property Rights. Except as set forth in Schedule 4.15 of the Disclosure Schedule, (a) the Company and the Company Subsidiaries own or possess adequate licences or other valid rights to use all registered Intellectual Property Rights and, to the knowledge of any Seller, all unregistered Intellectual Property Rights, (b) the Intellectual Property Rights are, to the knowledge of any Seller, valid and the validity of the Intellectual Property Rights and the title thereto of the Company or the Company Subsidiary, as the case may be, are not being questioned in any litigation to which the Company or any Company Subsidiary is a party nor, to the knowledge of any Seller, is any such litigation threatened and (c) to the knowledge of any Seller (i) the conduct of the business of the Company and the Company Subsidiary as now conducted does not infringe or otherwise conflict with any Intellectual Property Rights of others and (ii) neither the Company nor any Company Subsidiary has received written notice alleging any such conflict.

4.16 INSURANCE The Insurance Policies are in full force and effect and neither the Company nor any Company Subsidiary is in material default of any provision thereof. Such insurances are issued on an "occurrence" basis. Sellers have heretofore delivered or made available to Buyer copies of all Insurance Policies that have been issued by carriers. Sellers make no representation or warranty that such Insurance Policies will be continued or are continuable after the Closing.

4.17 ENVIRONMENTAL MATTERS

(a) Except as set forth in Schedule 4.17 of the Disclosure Schedule, the Company and each Company Subsidiary has timely obtained, complied with and currently possesses all material permits, licences or authorisations required by Environmental Laws ("ENVIRONMENTAL PERMITS"), and are in material compliance with all such Environmental Permits and applicable Environmental Laws.

(b) (i) No methylene chloride or asbestos is contained in or has been used at or released from the Facilities except in material compliance with all applicable Environmental Laws; (ii) all Hazardous Materials have been disposed of in accordance with all applicable Environmental Laws; (iii) neither the Company nor any Company Subsidiary has received any notice (verbal or written) of any material non-compliance of the Facilities or its past or present operations with Environmental Laws; (iv) no administrative actions or suits are pending or threatened relating to a violation of any Environmental Law; (v) there have not been in the past, and are not now, any Hazardous Materials on, under or migrating to or from the Facilities or Property so as to give rise to any material liability under applicable laws; (vi) there have not been in the past, and are not now, any underground tanks or underground improvements at, on or under the Property, including, without limitation, treatment or storage tanks or sumps or water, gas or oil wells except those placed and maintained in material compliance with all applicable Environmental Laws; and (vii) the Property is not affected by any pollution or other negative environmental conditions which, regardless of the source, would create the obligation to assume any material obligation of clearance of the land or similar liability under Environmental Laws or any other material liability towards third parties under the same laws.

4.18 LABOUR RELATIONS None of the employees of the Company or any Company Subsidiary is covered by a collective bargaining agreement. Neither the Company nor any Company Subsidiary has ever suffered or experienced a strike, work stoppage, material slowdown or other material labour dispute. To the knowledge of Sellers, no employee of the Company or any Company Subsidiary has expressed an intention to terminate his or her employment as a result of the transactions contemplated by this Agreement.

4.19 BROKERS AND FINDERS Neither the Company nor any Company Subsidiary nor any Seller or any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement or the Transaction Documents, other than SecureTech Partners, L.L.C., which has been partially paid by Monital, on or before 31 March 2000, and any balance of which not paid as of 31 March 2000 shall be paid by Sellers.

4.20 ACCOUNTS RECEIVABLE Subject to any reserves set forth in the Financial Statements and to the best of the knowledge of the Sellers, the accounts receivable shown on the Financial Statements represent bona fide claims against debtors for sales and other charges, and are not subject to discount except for normal cash and immaterial trade discounts. The amount carried for doubtful account and allowances disclosed in the Financial Statements was calculated in accordance with GAAP and in a manner consistent with prior periods.

4.21 CUSTOMERS Except as set forth on Schedule 4.21 of the Disclosure Schedule, none of the customers of the Company or any Company Subsidiary representing U.S.$25,000 or more of revenues during the fiscal year ended 31 December 1999 has cancelled or otherwise terminated, or, to the knowledge of Sellers, threatened to cancel or otherwise terminate, its relationship with the Company or any Company Subsidiary between 31 December 1999 and the close of business on the date immediately prior to the date hereof.

4.22 RESTRICTIONS ON BUSINESS ACTIVITIES There is no agreement, judgment, injunction, order or decree binding upon either the Company or any Company Subsidiary which has or could reasonably be expected to have the effect of prohibiting or materially impairing (i) any current business practice of any of them or (ii) any acquisition of property by any of them.

4.23 CERTAIN AGREEMENTS AFFECTED Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or a sale of the Shares or any issuance of shares in Griptight to Monitoring Acquisition Corporation will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of the Company or any Company Subsidiary, other than Raymond Sacks pursuant to separate agreement, which will be paid by Monital at Closing in accordance with Section 2.3 (ii) materially increase any benefits otherwise payable by the Company or any Company Subsidiary, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

4.24 YEAR 2000 So far as Sellers are aware, having made reasonable enquiries, except as a result of errors or "bugs" contained in data that are generated by third parties, none of the products and services sold, licensed, rendered or otherwise provided by the Company or any Company Subsidiary in the conduct of its business will malfunction, will cease to function, will generate materially incorrect data or will produce materially incorrect results and will not directly cause any of the above with respect to the property or business of third parties using such products or services when processing, providing or receiving (i) date-related data from, into and between the twentieth (20th) and twenty-first (21st) centuries, or (ii) date-related data in connection with any valid date in the twentieth (20th) and twenty-first (21st) centuries. Other than certifications as to Year 2000 compliance given to customers in the ordinary course, neither the Company nor any Company Subsidiary has made any representations or warranties specifically relating to the ability of any product or service sold, licensed, rendered or otherwise provided by the Company or any Company Subsidiary in the conduct of its business to operate without malfunction, to operate without ceasing to function, to generate correct data or to produce correct results when processing, providing or receiving (i) date-related data from, into and between the twentieth (20th) and twenty-first
(21st) centuries, and (ii) date-related data in connection with any valid date in the twentieth (20th) and twenty-first (21st) centuries.

4.25 NO PRIOR OPERATION The Company has not had any operation and has no assets or liabilities other than its shareholding in LWG.

4.26 RELEASE BY ESTATE OF ERIC HURST The Estate of Eric Hurst hereby represents and warrants that it has no claim to acquire any shares, options or other securities of the Company or any Company Subsidiary (including, without limitation, Monital) and that it hereby unconditionally and irrevocably releases the Company, each Company Subsidiary, Buyer and Security Village from any claim with respect thereto.

4.27 THE WARRANTIES Notwithstanding anything to the contrary in this Section 4, the warranties are given on the following basis:

(a) Hurst does not give any warranty or other representation, undertaking or indemnity with respect to the Company or LWG and gives its warranties severally and the liability of Hurst for all claims pursuant to this Agreement shall not exceed the aggregate Purchase Price received by it;

(b) Each of Maygarden Limited and First Court Limited gives its warranties severally. The liability of each of Maygarden Limited and First Court Limited for all claims pursuant to this Agreement and the Tax and Indemnity Deed shall not, in any event, exceed the lower of (i) the aggregate cash Purchase Price received by either or (ii) the value of the capital assets of the Maygarden Settlement including, without limitation, those capital assets held by First Court Limited as nominee for Maygarden Limited from time to time (excluding the value of the existing loans made to beneficiaries of the Maygarden Settlement prior to the date of this Agreement ) provided in relation to (ii) that neither the Maygarden Settlement nor First Court Limited in its capacity as nominee of Maygarden Limited has after the date of this Agreement made distributions of capital (including, without limitation, by way of further loans, or guarantees of any obligations of beneficiaries of the Maygarden Settlement or directly or indirectly making capital payments to them in consideration for consulting or other services) whilst they respectively retain liability under this Agreement or the Tax and Indemnity Deed provided further that the Maygarden Settlement, in any financial year, shall be entitled to make capital loans to such beneficiaries which, when aggregated with all income distributions from the Maygarden Settlement, do not exceed in aggregate the value of the income derived by the Maygarden Settlement from the aggregate cash Purchase Price so received or investments derived therefrom; and

(c) all warranties relating to Griptight are given on an absolute basis and not subject to the knowledge of the Sellers.

4.28 CERTAIN TRUSTS The Sellers acknowledge that the proportion of the Purchase Price to be received by certain of the Sellers is as follows:

Maygarden Limited         47.75 per cent

First Court Limited         6.84 per cent

5    REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer jointly and severally represent and warrant to Sellers as follows:

5.1 CORPORATE ORGANISATION; ETC Buyer is a corporation duly organised, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to conduct its business as it is now being conducted and to own, lease and operate its property and assets.

5.2 AUTHORITY RELATIVE TO THIS AGREEMENT AND THE TRANSACTION DOCUMENTS Buyer has all requisite corporate authority and power to execute and deliver this Agreement and each of the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby or thereby. The execution and delivery of this Agreement, each of the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby or thereby have been duly and validly authorised by all required corporate action on the part of Buyer and no other corporate proceedings on the part of Buyer are necessary to authorise this Agreement, any Transaction Document to which it is a party or to consummate the transactions contemplated hereby or thereby. This Agreement and each Transaction Document to which Buyer is a party have been duly and validly executed and delivered by Buyer and, assuming this Agreement and each Transaction Document have been duly authorised, executed and delivered by each Seller, constitutes a valid and binding agreement of Buyer, enforceable against Buyer in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganisation, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.3  CONSENTS AND APPROVALS; NO VIOLATIONS   Except as set forth in Schedule 5.3
of the Disclosure Schedule, neither the execution and delivery of this Agreement or any of the Transaction Documents by Buyer nor the consummation by Buyer of the transactions contemplated hereby or thereby will (a) conflict with or violate any provision of the certificate or their respective Certificates of Incorporation or By-Laws, (b) require any material Consent of, or filing with or notification to, any Governmental Entity, except such as shall have been lawfully and validly obtained prior to the Closing, (c) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or any obligation to repay) under, any of the terms, conditions or provisions of any material Obligation to which Buyer is a party or by which Buyer or any of its properties or assets may be bound, except such violations, breaches and defaults as to which requisite waivers or consents have been, or will be prior to the Closing, obtained or (d) violate any material Order of any Governmental Entity applicable to Buyer.

5.4  FINANCIAL CAPABILITY    Buyer has, and on the Closing Date will have,
sufficient funds to effect the Closing and all other transactions contemplated by this Agreement or the Transaction Documents.

5.5  NO REPRESENTATION   Buyer has satisfactorily completed a thorough due
diligence investigation of the Company and each Company Subsidiary and acknowledge that no representation or warranty is given by Sellers in respect of the same except as set out in this Agreement.

5.6  BROKERS AND FINDERS   Neither the Buyer nor any of its respective officers,
directors or employees has employed any broker or finder or incurred any liability for investment banking fees, brokerage fees, commissions or finders' fees in connection with this Agreement or the Transaction Documents which is or may become a liability of the Sellers other than in relation to SecureTech Partners LLC.

6       COVENANTS OF THE PARTIES

6.1  CONDUCT OF BUSINESS OF THE COMPANY AND THE COMPANY SUBSIDIARIES   Except as
contemplated by this Agreement, as set forth in Schedule 6.1 of the Disclosure Schedule or with the prior written consent of Buyer during the period from the date of this Agreement to the Closing Date, Sellers will cause the Company and the Company Subsidiaries to: (i) conduct its business and operations in the ordinary course of business consistent with past practice, except as contemplated by the terms of this Agreement or any Transaction Document and except for acquisition from time to time by Monital of portfolios of contracts for the provision of security services; and (ii) use all commercially reasonable efforts consistent therewith to preserve intact its properties, assets and business organisations, to keep available the services of its officers and employees and to maintain satisfactory relationships with customers, suppliers, distributors and others having commercially beneficial business relationships with them, in each case in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, and except as otherwise provided in this Agreement or any Transaction Document or as contemplated hereby or thereby or as set forth in Schedule 6.1 of the Disclosure Schedule, Sellers will cause the Company and the Company Subsidiaries not to, prior to the Closing Date, without the prior written consent of Security Village and Buyer, which consent shall not be unreasonably withheld or delayed:

(a) issue, sell or pledge, or authorise or propose the issuance, sale or pledge of (i) additional shares of capital stock, or securities convertible into any such shares, or any rights, warrants or options to acquire any such shares or other convertible securities or (ii) any other securities in respect of, in lieu of or in substitution for, the shares of capital stock of the Company or any Company Subsidiary outstanding on the date hereof;

(b)  declare or pay any dividend or distribution on any of the Shares;

(c) redeem, purchase or otherwise acquire any outstanding shares of the Company or any Company Subsidiary;

(d) amend the Memorandum and Articles of Association or Certificates of Incorporation and By-Laws (or other comparable governing documents) of the Company or any Company Subsidiary;

(e) sell, transfer or otherwise dispose of, any of its material property or assets (other than inventory in the ordinary course of business) or mortgage or encumber any of its material property or assets;

(f) enter into other material agreements, commitments or contracts, except agreements, commitments or contracts made in the ordinary course of business consistent with past practice;

(g) fail to pay any material obligation or liability, except in the ordinary course of business or unless being contested in good faith;

(h)  incur any indebtedness for borrowed money or enter into any capital leases;

(i) make any capital expenditures (or commitment therefor) in excess of U.S.$25,000 (excluding any capital expenditures in progress as of the date hereof);

(j) allow any insurance policy of the Company or any Company Subsidiary to lapse or be discontinued; or

(k)  agree or commit to take any of the foregoing actions.

6.2 ACCESS TO INFORMATION From the date of this Agreement to the Closing Date, Sellers will cause the Company and the Company Subsidiaries to (i) give Buyer and its authorised representatives reasonable access to all books, records, offices and other facilities and properties of the Company and the Company Subsidiaries, (ii) permit Buyer to make such inspections thereof as Buyer may reasonably request, (iii) cause their officers to furnish Buyer with such financial and operating data and other information with respect to the business and properties of the Company and the Company Subsidiaries as Buyer may from time to time reasonably request, (iv) permit an authorised representative of Buyer to have access to appropriate personnel of the Company or any Company Subsidiary as well as the offices and other facilities and properties of the Company or any Company Subsidiary for the purpose of reviewing and observing the day-to-day financial and accounting functions of the Company and the Company Subsidiaries; provided, however, that (i) any such access shall be conducted at a reasonable time and in such a manner as not to interfere unreasonably with the operation of the business of the Company or any Company Subsidiary; (ii) the rights hereunder shall not be construed as affording a further due diligence period or contingency (Buyer agreeing that it has completed its due diligence investigation); and (iii) no information or statements obtained by or communicated to Buyer in the course of such access shall be construed as a representation or warranty of Sellers nor shall any such information be relied upon by the Buyer. All such information and access shall be subject to the terms and conditions of the Confidentiality Agreement which shall be binding upon the Buyer and its representatives.

6.3 CONSENTS AND APPROVALS Each of the parties hereto shall use its commercially reasonable efforts to obtain as promptly as practicable all Consents required in connection with the consummation of the transactions contemplated by this Agreement.

6.4 FILINGS Promptly after the execution of this Agreement, each of the parties hereto shall (and Sellers shall use their best efforts to cause the Company and the Company Subsidiaries to) prepare and make or cause to be made any required filings, submissions and notifications under the laws of any domestic or foreign jurisdictions to the extent that such filings are necessary to consummate the transactions contemplated hereby and will use its commercially reasonable efforts to take all other actions necessary to consummate the transactions contemplated hereby in a manner consistent with applicable law. Each of the parties hereto will furnish to the other parties such necessary information and reasonable assistance as such other parties may reasonably request in connection with the foregoing.

6.5 LEGAL REQUIREMENTS Each party will, and will cause their respective subsidiaries to, take all reasonable and necessary steps to comply in all material respects promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorisation of, or any registration, declaration or filing with, any Governmental Entity or other person, required to be obtained or made by them in connection with the taking of any action contemplated by this Agreement.

6.6 COVENANT TO SATISFY CONDITIONS Sellers will use their best efforts to ensure that the conditions set forth in Article 7 hereof are satisfied, insofar as such matters are within the control of Sellers, and Security Village and Buyer will use their reasonable efforts to ensure that the conditions set forth in Article 8 hereof are satisfied, insofar as such matters are within the control of Security Village and Buyer.

6.7 FURTHER ASSURANCES Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. If at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, the parties hereto shall take or cause to be taken all such necessary actions, including, without limitation, the execution and delivery of such further instruments and documents as may be reasonably requested by any party for such purposes or otherwise to consummate and make effective the transactions contemplated hereby.

6.8 NO SHOP Sellers and the Company acknowledge and agree to refrain from, and will cause their Affiliates and their Affiliates' officers, directors, shareholders, advisers, employees and contractors to refrain from soliciting or encouraging or entering into any discussions or negotiations with any party with respect to the due diligence or the potential purchase or sale of the Shares or assets of the Company or any Company Subsidiary or any potential business combination with any of them.

6.9 CONFIDENTIALITY The parties acknowledge that the Confidentiality Agreement shall continue in full force and effect in accordance with its terms and the parties adopt same, make it a part hereof by reference and agree to be bound by all of its terms. In addition, the parties agree that the terms and conditions of the transactions contemplated hereby and information exchanged in connection with the execution hereof shall be subject to the same standard of confidentiality as is set forth in the Confidentiality Agreement.

6.10 PUBLIC DISCLOSURE   Unless otherwise permitted by this Agreement, the
parties shall follow the procedures and requirements at Section 11.8 before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby.


6.11 PROPRIETARY INFORMATION   All information (i) about the Company or any
Company Subsidiary, including, without limitation, the identity of their customers and suppliers, and all of their internal procedures and processes, costs, materials, special customer requirements, pricing techniques, business plans, and operational procedures and policies, and (ii) about any Intellectual Property Rights is referred to herein as "PROPRIETARY INFORMATION". Proprietary Information shall not include, however, information which is or becomes generally available to the public other than as a result of a disclosure by Sellers or their directors, officers, employees, agent and advisers (including, without limitation, financial advisors, attorneys and accountants) (collectively, "REPRESENTATIVES"), as required by law or a court or regulatory authority or which becomes publicly available other than by a breach by Sellers of this Agreement. Unless otherwise agreed in writing by Buyer, Sellers shall keep all Proprietary Information confidential, shall not disclose or reveal any Proprietary Information to any person and shall not use Proprietary Information for any purpose. Sellers shall be responsible for any breach of the terms of this provision by it or its Representatives. The provisions of this Section shall survive the Closing for a period of five (5) years.

6.12 COVENANTS REGARDING EMPLOYEES AND COVENANT NOT TO INTERFERE, COMPETE OR SOLICIT BUSINESS


(a) Each Seller agrees that, commencing on the date hereof, neither it nor any of its Affiliates shall induce or encourage, or assist others to induce or encourage, any current employee of the Company or any Company Subsidiary to end or decline an employment arrangement with Monital, or interfere in any manner with the relationship between such Company and such employee and each Seller hereby agrees that for a period of two years from the Closing Date, neither it nor any of its Affiliates shall induce or encourage, or assist others to induce or encourage, any current employee of any such company to leave Monital's employ.


(b) Each Seller hereby agrees that commencing on the date hereof and ending on the second anniversary of the Closing Date, neither it nor any of its Affiliates shall directly or indirectly in any manner whatsoever induce or assist others to induce any customer of the Company or any Company Subsidiary to terminate its association with such entity or do anything, directly or indirectly, to interfere with the business relationship between such entity and any of its current or prospective customers.

(c) In furtherance of the sale of the Shares to Buyer and more effectively to protect the business and good will of the Company and the Company Subsidiaries, upon the consummation of the transactions contemplated hereby, each Seller agrees that, for a period commencing on the Closing Date and ending on the third anniversary of the Closing Date, it and (other than in the case of Maygarden Limited (which agrees for itself only) and First Court Limited (which agrees solely in its capacity as nominee for Maygarden Limited)) its Affiliates will not: directly or indirectly (whether as an employer, employee, partner, stockholder, consultant, investor, director, representative or otherwise) anywhere within the world own, manage, operate, control or be employed by, participate in, consult with or be otherwise connected in any manner with the ownership, management or operation of any business involving the monitoring of security alarm accounts located within the United States of America (the "COVERED ACTIVITIES"). Notwithstanding the foregoing, nothing herein shall restrict any Seller or (other than in the case of Maygarden Limited (which agrees for itself only) and First Court Limited (which agrees solely in its capacity as nominee for Maygarden Limited)) its Affiliates from owning, solely for investment purposes, up to five per cent. (5%) of any class of securities of any publicly traded company engaged in the Covered Activities. As to First Court Limited, conduct solely in its capacity as nominee for persons other than Maygarden Limited or any other Seller would not violate this covenant.

(d) Without limiting the rights of the parties to pursue all other legal and equitable rights available to them for violation of this Section 6.12 or
     Section 6.11 by any of the other parties hereto, it is agreed that other remedies cannot fully compensate a party for such a violation and that the parties shall be entitled to injunctive relief to prevent the violation or the continuing violation thereof. It is the intent and understanding of each party hereto that if, in any action before any Governmental Entity legally empowered to enforce this Section 6.12 or Section 6.11, any term, restriction, covenant or promise in this Section 6.12 or Section 6.11 is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency.

6.13 BEST EFFORTS AND FURTHER ASSURANCES Each of the parties to this Agreement shall use its best efforts to effectuate the transactions contemplated hereby and to fulfil and cause to be fulfilled the conditions to Closing under this Agreement.

6.14 SECTION 338 ELECTION Following Closing, Buyer shall procure that LWG shall make a Section 338 election under the Code effective on or prior to the Closing Date and neither Griptight nor Monital shall have made a Section 338 election on or prior to the Closing Date; providing, however, that all tax liabilities resulting from the Section 338 election shall be paid and satisfied by the Buyer.

7 CONDITIONS TO SELLERS' OBLIGATIONS

The obligations of Sellers to effect the transactions contemplated hereby shall be subject to the fulfilment, or written waiver by Sellers, at or prior to the Closing of each of the following conditions:

7.1 REPRESENTATIONS AND WARRANTIES TRUE The representations and warranties of Buyer contained herein qualified as to materiality shall be true and correct, and the representations and warranties of Buyer contained herein not qualified as to materiality shall be true and correct in all material respects, at and as of the Closing Date as though such representations and warranties were made at and as of such date (except for such representations and warranties which are by their terms made as of an earlier date, which shall speak only as of such date).

7.2 PERFORMANCE Buyer shall have performed and complied in all material respects with all agreements, obligations, covenants and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing.

7.3 NO INJUNCTION OR PROCEEDING No Order shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or restricts the consummation of the transactions contemplated hereby. No action or proceeding by any Governmental Entity shall have been commenced (and be pending) against Buyer, any Seller, the Company or any Company

Subsidiary or any of their respective Affiliates, associates, officers or directors seeking to prevent or delay the transactions contemplated hereby or challenging any of the terms or provisions of this Agreement or seeking material damages in connection therewith.

7.4 CERTIFICATES   Buyer shall have furnished Sellers with certificates to
evidence its compliance with the conditions set forth in this Article 7 in the form attached hereto as Annex B.

7.5 TRANSACTION DOCUMENTS   Each of the Transaction Documents shall be executed
and delivered by the parties thereto in a form reasonably satisfactory to Buyer and Sellers.

8       CONDITIONS TO BUYER'S OBLIGATIONS

The obligation of Buyer to effect the transactions contemplated hereby shall be subject to the fulfilment, or written waiver by Buyer, at or prior to the Closing of each of the following conditions:


8.1 REPRESENTATIONS AND WARRANTIES TRUE   The representations and warranties of
Sellers contained herein qualified as to materiality shall be true and correct, and the representations and warranties of Sellers contained herein not qualified as to materiality shall be true and correct in all material respects, at and as of the Closing Date as though such representations and warranties were made at and as of such date (except for such representations and warranties which are by their terms made as of an earlier date, which shall speak only as of such date).

8.2 PERFORMANCE Sellers shall have performed and complied in all material respects with all agreements, obligations, covenants and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing.

8.3 NO INJUNCTION OR PROCEEDING   No Order shall have been enacted, entered,
promulgated or enforced by any Governmental Entity which prohibits or restricts the consummation of the transactions contemplated hereby. No action or proceeding by any Governmental Entity shall have been commenced (or be pending or threatened) against Buyer, Sellers, the Company or any Company Subsidiary or any of their respective Affiliates, associates, officers or directors seeking to prevent or delay the transactions contemplated hereby or challenging any of the terms or provisions of this Agreement or seeking material damages in connection therewith.

8.4 CERTIFICATES   Sellers shall have furnished Buyer with certificates to
evidence compliance by Sellers with the conditions set forth in this Article 8 in the form attached hereto as Annex C.

8.5 NO MATERIAL ADVERSE CHANGE   No act, event or condition shall have occurred
to the Company or any Company Subsidiary after the date hereof which has had or could have or is likely to have a material adverse effect on the Company's or the Company Subsidiaries' business results of operations, condition (financial or otherwise) or prospects, and which is not remedied by Sellers.

8.6 TRANSACTION DOCUMENTS   Each of the Transaction Documents shall be executed
and delivered by the parties thereto in a form reasonably satisfactory to Buyer and Sellers.

8.7     [INTENTIONALLY LEFT BLANK]

8.8 LIMITATION ON INDEBTEDNESS   The Company and the Company Subsidiaries shall
not have indebtedness in excess of U.S.$1,400,000 at the Closing Date. For the purposes of this section 8.8 "indebtedness" shall mean all debts of the Company and Company Subsidiaries which should be stated on the balance sheet of the Company and/or the Company Subsidiaries under GAAP, including but not limited to the current portion of long term debt, long term debt and notes and specifically excluding (i) the intercompany balance of US$331,312 owed by Monital to Griptight, the US$155,546 owed by LWG to Lewis Woolf Griptight Limited and the US$68,765 owed by Griptight to Lewis Woolf Griptight (ii) deferred revenue (iii) corporate income taxes payable (iv) accounts payable and accrued expenses as shown within current liabilities on the balance sheet, (v) dealer holdbacks on acquisitions and (vi) the intercompany loans provided by Buyer pursuant to Section 3.5.

8.9 BOARD RESIGNATIONS All board members of the Company and each Company Subsidiary shall have resigned as directors and the persons designated by Buyer shall have been appointed in their place, effective as at Closing.

8.10 CANCELLATION OF INTRA-GROUP RECEIVABLES AND PAYABLES At Closing, Sellers shall procure that the balance of inter-company receivables and payables between the Company and any Company Subsidiaries or between the Company Subsidiaries is nil (save for the sum of US$331,312 owing from Monital to Griptight, which will be left outstanding). To the extent that any tax charge arises in the Company or any Company Subsidiary as a result of the cancellation of any such receivable or payable, the Sellers shall indemnify the Buyer in respect of such charge which shall upon demand be paid by the Sellers to the Buyer.

9       INDEMNIFICATION AND RELATED MATTERS


9.1     INDEMNIFICATION

(a)  Subject to the provisions of this Article 9 and the limiting provisions in
     Section 4.27, Sellers agree to jointly and severally indemnify and hold harmless the Buyer Group and the Buyer Group's respective directors, officers, attorneys, accountants, agents and employees and their respective heirs, successors and assigns (the "BUYER INDEMNIFIED PARTIES"), from and against any and all liabilities, obligations, damages, losses, deficiencies, costs, Taxes, penalties, interest and expenses (including, without limitation, reasonable accountants' and attorneys' fees), but excluding consequential damages and lost profits (except to the extent due to a third party pursuant to a third-party claim) (collectively, "LOSSES"), including, without limitation, those arising from third-party claims, arising out of, based upon, attributable to or resulting from:


     (i) the failure of any of the representations or warranties of Sellers set forth in Article 4 or the Sellers' Certificate at Annex C to be true and correct as of Closing Date; or

     (ii) the breach of any covenant on the part of Sellers under the terms of this Agreement.

(b) Subject to the provisions of this Article 9, Buyer hereby agrees to, and shall cause the Company and the Company Subsidiaries to, jointly and severally indemnify and hold harmless Sellers and their respective heirs, successors and assigns from and against any and all Losses, including, without limitation, those arising from third-party claims, arising out of, based upon, attributable to or resulting from:

     (i) the failure of any of the representations or warranties of Buyer set forth in Article 5 to be true and correct as of the Closing Date; or

     (ii) the breach of any covenant on the part of Buyer under the terms of this Agreement.

9.2  SURVIVAL OF REPRESENTATIONS AND WARRANTIES

(a) The parties hereto hereby agree that the representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement and the Closing hereunder; provided, however, that (subject to sub-section 9.2(c) any claims or actions with respect thereto shall terminate unless by July 31, 2001 (or in the case of a claim pursuant to any warranty in section 4.12, by July 31 2003) written notice of such claims setting forth the nature of the claims with reasonable specificity is given to the Indemnifying Party (as defined in Section 9.4(a) below) or such actions are commenced.

(b) In the case of a claim under section 4.12, the claim shall survive after July 31, 2001 only to the extent that any tax audit giving rise to the claim is triggered other than as a result of the actions outside the ordinary course of business of the Buyer, and the relevant claim shall be reduced to the extent that a credit in relation to tax losses in the relevant companies existing at Closing is available to the Buyer or, having been available, has been used by Buyer to offset other tax liabilities arising within the Buyer's group of companies.

(c) Notwithstanding the provisions of section 9.2(a) (and subject to section 9.2(b)), any claims or actions with respect to any representation or warranty relating to Griptight shall terminate unless by the fifth anniversary of Closing written notice of such claim setting forth the nature of the claim with reasonable specificity is given to the Indemnified Party (as defined in section 9.4(a) below) or such actions are commenced.

9.3  LIMITATIONS ON INDEMNIFICATION BY SELLERS

(a) Sellers shall not have any liability under Section 9.1(a)(i) hereof unless the aggregate amount of Losses to the Buyer Indemnified Parties finally determined to arise thereunder exceeds U.S.$225,000 (the "Basket") and, in such event, Sellers shall be required to pay the entire amount of such Losses in excess of the Basket, subject to the limitations set forth in
     Section 9.3(b) hereof; provided, however, that such limitation shall not apply to any Loss due to the failure of any of the representations and warranties set forth in Sections 4.1, 4.2, 4.3, 4.8(b), 4.12, 4.13, 4.17,
     4.19, 4.25 and 4.26 to be true and correct as of the date hereof and as of the Closing Date.

(b) The aggregate amount that the Buyer Indemnified Parties shall be entitled to recover pursuant to this Article 9 for any Loss or Losses shall be limited to the Purchase Price.

9.4  INDEMNIFICATION PROCEDURES

(a) Any Person entitled to make a claim for indemnification under Section 9.1 (an "INDEMNIFIED PARTY") not involving a claim or demand by a third party, may make a claim for indemnification by giving written notice of the assertion of such claim covered by this indemnity to the Person from whom it is seeking indemnification (the "INDEMNIFYING PARTY"). With respect to third-party claims, all claims for indemnification by any Indemnified Party hereunder shall be asserted and resolved as set forth below in this Section
     9.4. In the event that any written claim or demand for which the Indemnifying Party would be liable to any Indemnified Party hereunder is asserted against or sought to be collected from any Indemnified Party by a third party, such Indemnified Party shall promptly, but in no event more than thirty (30) days following such Indemnified Party's receipt of such claim or demand, notify the Indemnifying Party of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim or demand) (the "CLAIM NOTICE"); provided, however, that the Indemnified Party's failure to provide such notice in not more than thirty (30) days shall not preclude the Indemnified Party from being indemnified for such claim or demand, except to the extent that the failure to give timely notice results in the forfeiture of substantive defences available to the Indemnifying Party. The Indemnifying Party shall have thirty (30) days (or such shorter period as may be necessary under the circumstances) from the personal delivery or mailing of the Claim Notice (the "NOTICE PERIOD") to notify the Indemnified Party whether or not it desires to defend the Indemnified Party against such claim or demand. All costs and expenses incurred by the Indemnifying Party in defending such claim or demand shall be a liability of, and shall be paid by, the Indemnifying Party. Except as hereinafter provided, in the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such claim or demand, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings and shall have the sole power to direct and control such defence and to negotiate, settle or otherwise deal with such claim or demand. If any Indemnified Party desires to participate in any such defence, it may do so at its sole cost and expense. The Indemnified Party shall not settle a claim or demand without the prior written consent of the Indemnifying Party. To the extent the Indemnifying Party shall direct, control or participate in the defence or settlement of any third-party claim or demand, the Indemnified Party will give the Indemnifying Party and its counsel, without charge, access to, during normal business hours, the relevant business records and other documents, and shall permit them to consult with the employees and counsel of the Indemnified Party. The Indemnified Party shall use its commercially reasonable best efforts in the defence of all such claims or demands.


(b) Except in the case of common law fraud, this Article 9 shall be the exclusive remedy of the Indemnified Parties for any Losses arising out of this Agreement or the transactions contemplated hereby.

9.5 TAX TREATMENT OF INDEMNITY PAYMENTS The parties agree that any indemnity payment made pursuant to this Article 9 shall be treated by the parties on their respective tax returns as an adjustment to the Purchase Price.

9.6 COMPUTATION OF LOSSES The amount of any Loss subject to indemnification under this Article 9 shall be calculated net of (i) any Tax benefit actually realised by the Indemnified Party on account of such Loss and (ii) insurance proceeds (net of direct collection expenses and deductibles) received by the Indemnified Party on account of such Loss. In the event that a Tax benefit is actually realised as set forth in section (i) above or an insurance recovery is made by the Indemnified Party with respect to any Loss for which any such Person previously has been indemnified, then a refund equal to the aggregate amount of the realised Tax benefit or recovery (net of all direct collection expenses, deductibles and Taxes payable with respect thereto) shall be made promptly to the Indemnifying Party. Each party shall use best endeavours (at the cost of the Indemnified Party) to obtain waiver of subrogation rights from its insurers on all policies of insurance for the benefit of the other.

10 TERMINATION AND ABANDONMENT

10.1 TERMINATION This Agreement may be terminated at any time prior to the Closing Date:

(a)  by mutual consent of all Sellers and Buyer;

(b)     by either all Sellers or Buyer at any time after the expiration of sixty
        (60) days from the date hereof if, through no fault of the party seeking termination, the Closing shall not have occurred; or

(c) by either Buyer or (together) all the Sellers if there shall be in effect any Order of a Governmental Entity of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby or contemplated under any Transaction Document.

10.2 PROCEDURE AND EFFECT OF TERMINATION In the event of termination of this Agreement and abandonment of the transactions contemplated hereby by any or all of the parties pursuant to Section 10.1 hereof, written notice thereof shall forthwith be given to the other party or parties hereto and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto, except that all confidentiality obligations for the protection of the respective parties and their Affiliates shall remain in full force and effect and shall survive any termination of this Agreement. If this Agreement is terminated as provided herein, then each of the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to the parties hereto; provided, however, that, with respect to any termination pursuant to Section 10.1(b) or (c), nothing in this Section
10.2 shall be deemed to constitute a waiver of any rights or remedies otherwise available under this Agreement, by operation of law or otherwise, to the party who so terminates.

11      MISCELLANEOUS PROVISIONS

11.1 AMENDMENT AND MODIFICATION This Agreement may be amended, modified or supplemented at any time by the parties hereto. This Agreement may be amended only by an instrument in writing signed on behalf of the parties hereto.

11.2 EXTENSION; WAIVER At any time prior to the Closing Date, the party entitled to the benefits of the respective term or provision may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto or (c) waive compliance with any obligation, covenant, agreement or condition contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of the party entitled to the benefits of such extended or waived term or provision.

11.3 ENTIRE AGREEMENT; ASSIGNMENT This Agreement (a) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof (other than the Confidentiality Agreement and the Transactional Documents) and (b) shall not be assigned or transferred by Buyer by operation of law or otherwise; provided, however, that Buyer may assign the benefits of the representations, warranties, covenants and indemnities in this Agreement to Monitoring Acquisition Corporation in connection with their investment in the business and operations of Griptight and/or Monital; providing that the assignee shall remain subject to all offsets and defenses which could have been asserted against the assignor and no assignee shall acquire the status of a holder in due course". This Agreement shall be binding upon and insure to the benefit of the parties and their respective successors and permitted assigns.

11.4   VALIDITY   The invalidity or unenforceability of any provision of this
Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, each of which shall remain in full force and effect.

11.5 NOTICES All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile transmission or three (3) days after being mailed by registered or certified mail (return receipt requested), postage pre-paid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof):

(a)   if to Sellers other than First Court Limited or Maygarden Limited, to:

      Michael Houdret
      St Mary's Court
      39 Market Place
      Henley on Thames
      Oxon, RG9 2AA
      01491-573-512 (telephone)
      01491-579-793 (facsimile)
      Attention:  Michael Houdret

      with copies to:

      Richard G. Berger, Esq.
      Schiffman, Berger, Abraham, Kaufman & Ritter, P.C.
      Three University Plaza, Suite 410
      P.O. Box 568
      Hackensack, New Jersey 07602-0568
      201-488-2600 (telephone)
      201-488-5059 (facsimile)
      Attention:  Richard Berger

      if to First Court Limited or Maygarden Limited, to:

      PO Box 472
      St Peter's House
      Le Bordage
      St Peter Port
      Guernsey GY1 6AX

(b)   if to Buyer, to:

      Senia Rapisarda
      c/o WG&M Secretaries Limited,
      One South Place
      London, EC2M 2WG
      England
      +44 (0) 207 903 1000 (telephone)
      +44 (0) 207 903 0990 (facsimile)
      Attention:  Douglas Warner, Esq.


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


        with a copy to: K C Acquisition Corp.
        325 South River Street
        Hackensack
        New Jersey
        07601

        Attention: Thomas Few Senior

11.6 GOVERNING LAW This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of laws thereof.

11.7 ARBITRATION OF DISPUTES; SUBMISSION TO JURISDICTION; CONSENT TO SERVICE OF PROCESS

(a) Any and all disputes or controversies arising under, out of, in connection with or in relation to this Agreement shall be determined and settled by binding arbitration, held in Bergen County, New Jersey, in accordance with this Section 11.7 and in accordance with the Arbitration Rules of the American Arbitration Association. Upon the occurrence of a dispute or controversy, a party may submit the dispute or controversy for such arbitration pursuant to this Section 11.7 by delivery of written notice to the other party demanding an arbitration and specifying the controversy or dispute to be arbitrated. Within ten (10) Business Days of the delivery of such notice, the parties shall agree upon a single arbitrator. If the parties are unable to select a single arbitrator within such ten (10) day period, each party shall within five (5) Business Days thereafter select an arbitrator and the arbitrators so chosen shall select the single arbitrator. If any party fails to select an arbitrator, the arbitrator chosen by the other party shall act as the sole arbitrator. The arbitration shall be held in accordance with the rules of the American Arbitration Association and judgment upon any award rendered by the single arbitrator shall be valid, binding, final and non-appealable. No arbitrator shall have authority to disregard or modify any provisions of this Agreement. The arbitrator(s) shall have authority to award counsel fees and costs to the prevailing party. The reference to the rules and procedures of the American Arbitration Association shall not require arbitration by that entity unless otherwise agreed by the parties.

(b) For the purpose of enforcement of any arbitral award hereunder, the parties hereto hereby irrevocably submit to the exclusive jurisdiction of the United States District Court for the District of New Jersey over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action or proceeding related thereto may be heard and determined in such court. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defence of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the mailing of a copy thereof in accordance with the provisions of Section 11.5 hereof.

11.8  PUBLICITY   Buyer and Sellers will consult with each other before issuing, and provide each other a reasonable opportunity to provide input with respect to, any press release or other public statements or filings with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement or filing prior to providing such opportunity, except as may be required by applicable law, court process or obligations pursuant to the requirement of any stock exchange upon which the securities of Buyer are listed.

11.9  DESCRIPTIVE HEADINGS   The descriptive headings herein are inserted for
convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

11.10 COUNTERPARTS   This Agreement may be executed in any number of
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement shall be effective upon execution and delivery of either manually signed or facsimile-signed signature pages.

11.11  FEES AND EXPENSES   Whether or not the transactions contemplated by this
Agreement or the Transaction Documents are consummated, all legal, accounting and other costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses (save for the avoidance of doubt legal, accounting and brokerage fees paid by Monital prior to 31 March 2000).

11.12  PARTIES IN INTEREST   This Agreement shall be binding upon and inure
solely to the benefit of each party hereto and all direct successors and assigns and nothing in this Agreement, express or implied, is intended by or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be signed by its duly authorised officers as of the date first above written.

SELLERS:

---------------------------------------
ROBERT HURST


---------------------------------------
EDWARD HURST


---------------------------------------
LINDA HURST


---------------------------------------
HEATHER HURST


---------------------------------------
MAYGARDEN LIMITED



By:
   ------------------------------------
   Name:
   Title:

---------------------------------------
FIRST COURT LIMITED

By:
   ------------------------------------
   Name:
   Title:


ESTATE OF ERIC HURST


By:
   ------------------------------------
   Rimma Hurst
   Surviving Spouse and Temporary
   Executrix of the Estate of Eric Hurst,
   Deceased


By:
   ------------------------------------
   Stuart Lyons
   Co-executor of Last Will and Testament of Eric Hurst (UK)

By:
   ------------------------------------
   Rimma Hurst
   Co-executor of Last Will and Testament of Eric Hurst (UK)

MTL ACQUISITION CORP:

By:
   ------------------------------------
   Name:
   Title: